Exhibit 23.2

Swarmer, Inc

4515 Seton Center Pkwy #330

Austin, TX 78759

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333- 296678) of Swarmer, Inc, filed with the Securities and Exchange Commission on September 16, 2026

Ladies and Gentlemen:

We hereby consent to (1) the use, in the above-referenced Registration Statement on Form S-1, and any amendments thereto (including post-effective amendments), of Swarmer, Inc (the “Registrant”), of our report dated September 11, 2026 with respect to the financial statements of LIMITED LIABILITY COMPANY “JK LAND VEHICLES” (d/b/a Ratel Robotics) (“Ratel Robotics”) as of December 31, 2025 and December 31, 2024 and for the years then ended, which report appears in such Registration Statement and the related prospectus, and (2) the reference to our firm under the heading “Experts” (or similar caption) in such Registration Statement and the related prospectus. We audited such financial statements in accordance with auditing standards generally accepted in the United States of America (GAAS), and we are independent with respect to Ratel Robotics in accordance with the exception provided by Rule 3-05 of Regulation S-X promulgated by the Securities and Exchange Commission.

We were not required to and did not perform any procedures subsequent to the date of our report and prior to the issuance of this consent, and accordingly, disclaim any obligation to update this consent for any events, transactions, or changed conditions occurring or coming to our attention after the date of our report.

/s/ SAX LLP

Parsippany, NJ
September 16, 2026